As filed with the Securities and Exchange Commission on December 30, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIAMOND OFFSHORE DRILLING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	76-0321760
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

15415 Katy Freeway

Houston, Texas 77094

(281) 492-5300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Diamond Offshore Drilling, Inc.

Equity Incentive Compensation Plan

(Full title of the plan)

David L. Roland, Esq.

Senior Vice President, General Counsel and Secretary

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, Texas 77094

(281) 492-5300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Shelton M. Vaughan, Esq.

Duane Morris LLP

1330 Post Oak Blvd., Suite 800

Houston, Texas 77056

(713) 402-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $.01 per share	6,000,000 shares	$37.95	$227,700,000	$26,458.74

(1)	Plus such indeterminate number of shares of common stock, par value $.01 per share (“Common Stock”), of the registrant as may be offered or issued to prevent dilution resulting from stock dividends, stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales price per share of the registrant’s Common Stock on December 22, 2014, as reported on the New York Stock Exchange, solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act.

EXPLANATORY NOTE

In 2000, the Board of Directors (the “Board”) of Diamond Offshore Drilling, Inc. (the “Company”) adopted, and the Company’s stockholders approved, the Company’s 2000 Stock Option Plan (the “Stock Option Plan”). On August 3, 2000, the Company filed a registration statement on Form S-8 (No. 333-42930) with the Securities and Exchange Commission (the “Commission”) registering 750,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), to be issued pursuant to the Stock Option Plan. In 2004, the Board adopted and the Company’s stockholders approved an amendment and restatement of the Stock Option Plan which, among other things, increased the number of shares of Common Stock available for issuance thereunder to an aggregate of 1,500,000 shares. On July 20, 2004, the Company filed a registration statement on Form S-8 (No. 333-117512) registering an additional 750,000 shares of Common Stock to be issued pursuant to the Stock Option Plan, as so amended and restated. In 2014, the Board adopted and the Company’s stockholders approved a further amendment and restatement of the Stock Option Plan, which, among other things, increased the number of shares of Common Stock available for issuance thereunder to an aggregate of 7,500,000 shares and renamed the Stock Option Plan the Diamond Offshore Drilling, Inc. Equity Incentive Compensation Plan. This Registration Statement registers the additional 6,000,000 shares of Common Stock for issuance under the Stock Option Plan, as so amended and restated. Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Company’s registration statements on Form S-8 (No. 333-42930 and No. 333-117512) filed with the Commission on August 3, 2000 and July 20, 2004, respectively, except as superseded by the information included or incorporated by reference herein to the extent applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

A.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

B.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014;

C.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014;

D.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014;

E.	The Company’s Current Report on Form 8-K filed February 18, 2014;

F.	The Company’s Current Report on Form 8-K filed April 1, 2014;

G.	The Company’s Current Report on Form 8-K filed May 21, 2014;

H.	The Company’s Current Report on Form 8-K filed June 13, 2014;

I.	The Company’s Current Report on Form 8-K filed October 24, 2014; and

J.	The description of the Company’s Common Stock contained in Amendment No. 1 to the Company’s Registration Statement on Form 8-A, filed with the Commission under the Exchange Act on October 10, 1995 (Commission File No. 1-13926), and including any further amendments or reports for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information in a current report on Form 8-K that is furnished and not deemed to be “filed” for purposes of Section 18 of the Exchange Act), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in any amendment to this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed supplement to this Registration Statement, or in any document that also is incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Reference is made to Section 145 of the Delaware General Corporation Law (“DGCL”) which provides for indemnification of directors and officers in certain circumstances.

Paragraph FIFTH of the Amended and Restated Certificate of Incorporation of the Company provides in part as follows:

The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the DGCL, and any other applicable law, as from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions shall be deemed to be a contract between the Company and each director and officer who serves in such capacity at any time while this paragraph FIFTH and the relevant provisions of the DGCL and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore brought or threatened based in whole or in part upon any such state of facts.

The Company may indemnify any person who was or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was an employee or agent of the Company, or is or was serving at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by the DGCL, and any other applicable law, as from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights to which any such person may be entitled apart from the foregoing provisions.

In addition, Article III, Section 1 of the Company’s Amended and Restated Bylaws, as amended, provides as follows:

(a) The Company shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, all persons who it may indemnify pursuant thereto and in the manner prescribed thereby.

(b) The Company shall pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

As permitted by the DGCL, the Company’s Amended and Restated Certificate of Incorporation contains a provision that, in substance, provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) for liability under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

In addition, the Company has an existing directors and officers liability insurance policy. See also the undertakings in response to Item 9 incorporated by reference herein.

Item 8.	Exhibits.

See the Exhibit Index which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 30, 2014.

DIAMOND OFFSHORE DRILLING, INC.

By:	/s/ Gary T. Krenek
Gary T. Krenek
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby designates, constitutes and appoints each of David L. Roland and Gary T. Krenek (with full power to each to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution (the “Attorneys-in-Fact”), for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), which amendments may make such changes in this Registration Statement as any Attorney-in-Fact deems appropriate, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such Attorney-in-Fact full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each signatory might or could do in person, and hereby ratifies and confirms all that said Attorneys-in-Fact or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their respective capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc Edwards Marc Edwards	President, Chief Executive Officer and Director (Principal Executive Officer)	December 30, 2014

/s/ Gary T. Krenek Gary T. Krenek	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 30, 2014

/s/ Beth G. Gordon Beth G. Gordon	Controller (Principal Accounting Officer)	December 30, 2014

/s/ James S. Tisch James S. Tisch	Chairman of the Board	December 30, 2014

/s/ John R. Bolton John R. Bolton	Director	December 30, 2014

/s/ Charles L. Fabrikant Charles L. Fabrikant	Director	December 30, 2014

/s/ Paul G. Gaffney II Paul G. Gaffney II	Director	December 30, 2014

/s/ Edward Grebow Edward Grebow	Director	December 30, 2014

/s/ Raymond S. Troubh Raymond S. Troubh	Director	December 30, 2014

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of Diamond Offshore Drilling, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003) (SEC File No. 1-13926)

4.2	Amended and Restated By-laws (as amended through October 4, 2013) of Diamond Offshore Drilling, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed October 8, 2013)

4.3	Diamond Offshore Drilling, Inc. Equity Incentive Compensation Plan (incorporated by reference to Exhibit B to the Company’s definitive proxy statement on Schedule 14A filed on April 1, 2014)

5.1*	Legal opinion of Duane Morris LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Duane Morris LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (set forth on the signature page to this Registration Statement)

*	Filed herewith